Exhibit 10.10

TECHNIP
STOCK OPTION PLAN RULES
Authorization of
the Extraordinary General Meeting
of April 28, 2011
TRANCHE 2
Board of Directors of December 14, 2011
Grant of Stock Options
(Translation for information purpose)

Exhibit 10.10

This stock option plan (the “Plan”) to subscribe shares of Technip (the “Company”) is established pursuant to the provisions of the 18th and 19th resolutions of the April 28, 2011 General Shareholders’ Meeting authorizing the Board of Directors, for a period of 24 months, to grant Options giving the right to purchase existing shares or giving the right to subscribe to new shares issued by the Company by capital increase.
The purpose of the Plan is to strengthen the Group’s spirit and its cohesion. Stock Options are a vital tool for the motivation and loyalty of employees and for aligning the interests of employees and shareholders.

1.	BENEFICIARIES
The potential Beneficiaries of the Options are the employees and executive officers, eligible pursuant to article L. 225‑185 of the French Code of Commerce, of the Company and its affiliates within the meaning of article L. 225‑180 of the French Commercial Code (the “Technip Group”), as at the date the Options are granted and not working out notice following dismissal or resignation on said date (work on notice in case of resignation followed by an employment contract with an affiliate of the Technip Group as an intra-Group move would not hinder such grant of Options).
The Board of Directors decides the Beneficiaries and the respective number of Options on the day of grant.

2.	NATURE OF OPTIONS
The exercise of granted Options will allow the Beneficiaries to subscribe new shares issued by the Company by capital increase.
The rights attached to the Options are non-transferable, except in the case of death, in which case the Beneficiary's heirs may exercise the Options within six months from the date of death.

3.	EXERCISE PRICE
The exercise price of the Options is set by the Board of Directors on the day of grant. This price is without discount and equal to the average share price on the Euronext Paris market, during the twenty trading days preceding the day of grant.
Upon occurrence of decisions having an impact on the capital stock of the Company, the Board of Directors shall make the necessary adjustments in accordance with articles L. 225-181 and L. 225-99 of the French Commercial Code.

4.	VALIDITY OF OPTIONS
The Options granted under the present Plan are exercisable upon expiry of a four-year (4) period and shall have a maximum seven-year (7) term starting from date of grant by the Board of Directors which may nevertheless set a shorter period for all or part of the Options and/or of the Beneficiaries.
The Options not exercised within this seven-year term will become null and void and therefore will cease to be exercisable.

5.	CONDITIONS FOR EXERCISING THE OPTIONS

5.1	General conditions

5.1.1	The exercise of Options under this Plan is subject to the condition that the Beneficiary remains an employee or an Executive Officer until the Date of exercise of the Options.
In this respect, the loss of the right to exercise the Options arises on the date of receipt (or the first delivery attempt) of the notice of dismissal or remittance of the resignation letter, notwithstanding any notice period, whether or not completed, or in the case of an Executive Officer, upon expiration of his term or on the date of his dismissal (or notification of such dismissal if the Beneficiary did not attend the Board Meeting having made such decision). It is specified that the sole loss of the position as Executive Officer does not generate the loss of the right to exercise the Options in the case of a Beneficiary being an Executive Officer with an employment contract.

5.1.2	Notwithstanding the condition provided for in provisions of Article 5.1.1. hereabove, the right to exercise the Options is maintained in the following situations:

5.1.2.1	Retirement leave once satisfying the legal minimum period of contributions to the National Insurance in France (or corresponding rules in other countries).

5.1.2.2
Full disability impairing any employment contract as classified in categories two or three under article L.341-4 of the French Social Security Code (or corresponding rules in other countries). In such a case the exercise of options by the Beneficiary shall occur prior to the end of the four years period referred to in Article 4.

5.1.2.3	Redundancy or dismissal for any reasons other than gross or willful misconduct or negotiated leave.

5.1.2.4	Departure from the Group in the context of a sale of assets.

5.1.2.5	Waiver of the condition mentioned in Article 5.1.1 above if granted by the Chairman and Chief Executive Officer.

5.1.3	Case of death
In the event of death of the Beneficiary prior to the date of exercise of the Options, his heirs may request, within six months of the date of death, the Options according to the provisions of Article 5.2 2 hereunder.

5.2	Conditions relating to the number of Options

5.2.1.	Principle
The number of Options to be exercised is determined by the level of achievement of the Performance Conditions at that date, in accordance with the Annex to these Rules.

5.2.2.	Exceptions

5.2.2.1.	Death - Disability
As an exception to the provisions of article 5.2.1, the number of options to be delivered in the cases of disability (article 5.1.2.2) or death (article 5.1.3) of the Beneficiary, shall be the whole of the options granted by the Board of Directors disregarding the Performance Conditions referred to in article 5.2.1.

5.2.2.2.	Take-over bid or exchange offer on the shares of the Company
As an exception to the above provisions, Beneficiaries may exercise their Options before the expiration of the four-year period referred in Article 4 should the Company be subject to a public take-over bid or an exchange offering. In this case, the Beneficiaries may exercise their Options upon the effective opening of such offer pursuant to the conditions in article L.231-32 of the General Regulations of the French Autorité des Marchés Financiers.
The early exercise of the Options pursuant to the provisions of the above paragraph, shall apply to the whole of the Options granted to the Beneficiaries whose situation is in compliance with Article 5.1 hereabove, disregarding the Performance Conditions referred to in Article 5.2.1.

5.3	Suspension of the right to exercise Options
The Board of Directors may temporarily suspend the right to exercise Options, for a maximum period of three months, in the event of an issuance of new equity securities or securities giving access to the share capital as well as in the event of a merger or de-merger of the Company. The Beneficiaries involved shall in this case be individually informed of the duration of this suspension period.

5.4	Disposal and hedging of shares are prohibited
The grant of options is personal in essence and the rights attached cannot be sold or transferred during the four-year period. No pledge or surety can be instituted on the options.

6.	MODE OF EXERCISE OF OPTIONS
Exercise of Options should apply at least to a minimum of 500 Options or to the balance of Options should it be lower than 500.
As a condition of the validity of the exercise of Options, each Beneficiary must send to the Managing Bank his/her exercise request, which consists of:

–	A completed and signed Options exercise form,

–	Except in the case of a cash-less exercise, payment made to the Managing Bank amounting to the global exercise price of the exercised Options.

After receiving the Company’s approval on such exercise which requires the clearance by the Group Chief Financial Officer in the case of insiders listed in accordance with article L.621-18-4 al. 1 of the French Monetary and Financial Code, the Managing Bank checks that the number of exercised Options does not exceed the number of Options exercisable pursuant to the level of achievement of the applicable Reference Performance as defined in Annex 1. The Managing Bank processes the request of the Beneficiary within the limits of the number of exercisable Options defined herein and delivers the corresponding number of shares to the Beneficiary or, upon instruction of the latter, carries out the resale of such shares and transfers the net sales proceeds thereof to the said Beneficiary.
By returning the acknowledgment of receipt of the rules of the Plan, the Beneficiaries having tax residence outside of France authorize the Managing Bank to retain, if needed, the amount of all costs and taxes or similar expenses, the payment of which will be due following the exercise of the Options or the transfer of the shares and shall be carried out by the employer of the Beneficiary.
Specific conditions will be applied in the case of the exercise of Options pursuant to the Group Company Savings Plan (PEG).

7.	TEMPORARY PROHIBITION TO SELL THE SHARES
No Beneficiary may transfer or convert into bearer form any share resulting from the exercise of the option before the expiry of a four-year period as from the date of allocation of the options, subject to provisions of Article 5.

8.	NATURE AND RIGHTS OF ENTITLEMENT OF SHARES
The shares subscribed by exercise of Options shall be kept as registered shares in an individual account opened in the books held by the Managing Bank.
These shares will be issued with current dividend eligibility and will entitle to any dividend by any general meeting held after the issuance of said shares.
Each Beneficiary may deposit its shares created by the exercise of Options in the Group Company Savings Plan (PEG) in accordance with Article L.3332-25 of the French Labour Code, or in any other type of Fund selected by the Company. Shares deposited on the PEG shall remain unavailable for sale for a period of 5 years from the date of deposit.

9.	INFORMATION OF THE BENEFICIARIES
Notification of the Allocation of Options to the Beneficiaries is made in the form of a letter by the Chairman and Chief Executive Officer of the Company, or any other person chosen by him or by the Board of Directors, sent by mail or hand-delivered, along with a copy of these Rules, and specifying the number of Options granted to the Beneficiary, the Performance Conditions, the period of exercise of the Options, the temporary prohibition to sale the shares, as well as, as the case may be, the specific provisions applicable to the relevant Beneficiary.
Each Beneficiary shall acknowledge receipt (i) of these Rules, (ii) of the letter of notification and (iii) receipt and acceptance of the Options, by returning within one month from the date of grant of the Options a signed and dated copy of said letter. Failing to do so he will loose automatically his rights to the Options.

10.	AMENDMENTS TO THE PLAN AND NOTIFICATIONS

10.1.	This Plan may be amended by the Board of Directors.
However, no amendment may be made to this Plan without the Beneficiaries’ consent if it would be unfavourable to them, unless such modification would result from a new law or regulatory enactment or any other enforceable provision applicable to the Company.

10.2.
Notifications may be made by any means, including by internal mail, regular mail, or mail with acknowledgment of receipt, by fax or by electronic mail to the address or fax number indicated by the Beneficiary.

11.	BENEFICIARIES NON RESIDING IN FRANCE

11.1.
As concern Beneficiary subject to taxations in the United States of America, the Plan shall be construed and enforced so that the exercise of Options and the delivery of shares shall not result in a deferred compensation under Section 409 A of the US Internal Revenue Code of 1986, as modified.

11.2.
The Beneficiary’s eligibility to participate in the Plan, the exercise of Options and the delivery of Shares are contingent upon the Company and/or the companies in its Group obtaining the necessary or desirable local authorizations, settlements or formality, in the relevant countries. As for the United States, while the grant of Options and the acquisition of shares by an American resident is possible in accordance with current American tax and securities regulations, if there is a change to such regulations or the interpretations thereof, or their interpretation by the Company, making it impossible or inopportune the delivery of Shares to an American resident, the ability to exercise the Options or the delivery of Shares resulting from such exercise may be suspended by the Company without prior notice.

11.3.
More generally, if the legislation of the country in which the Beneficiary is located makes the delivery of the Shares to such Beneficiary impossible or inopportune, the exercise of the Options or the delivery of the Shares may be suspended without any prior notice by the Company.

In the event that the ability to exercise the Options is suspended due to local regulations, the Company may require Beneficiaries to exercise their Options using a procedure under which Shares are simultaneously sold back to the Company or the Company may pay the affected Beneficiaries an amount equivalent to the net capital gain in euros or in local currency they could have incurred in exercising the Options.

11.4.
Neither the Options, not the resulting shares were of will be registered with the US Securities and Exchange Commission or any other US Authority. Shares subscribed for under this Plan may not be sold in the United States. Such Shares may be sold only through Euronext Paris.

11.5.
Each Beneficiary is responsible for being informed to the tax consequences (including social charges) as a result of the Options granted to him or her, the Shares and the gains received through the exercise of Options and/or the sale of the Shares. All such taxes and social chares imposed on the Beneficiary shall be his or her sole responsibility. If upon grant of any Options, the delivery or sale of Shares in connection therewith, the Beneficiary’s employer or any member of the Group is responsible for withholding tax or social charges for the amount of the Beneficiary, he or she immediately accepts that the Company suspends the exercise of the Option and/or delay the delivery of Shares resulting from exercise or prohibit the sale of Shares until the Beneficiary has made or arranged for payment of the required amount. Alternatively, the Company has the right to sell all or a portion the Shares in order to reimburse the amounts owed with the proceeds of such sales.

12.	APPLICABLE LAW

12.1.	The present Plan is governed by French Law.

12.2.
In case of conflict regarding its interpretation, validity or implementation, the parties will attempt to find an amicable settlement; if not, the dispute will be brought before the competent French Court.

12.3.	Should a provision be deemed invalid for any reason, the enforcement of the Plan will not be affected therefrom and will be construed as closely as possible in accordance with the initial intent.

STOCK OPTION PLAN RULES

ANNEX

METHOD OF DETERMINATION OF THE REFERENCE PERFORMANCE

The exercise by the Beneficiaries of the stock Options granted by the Board of Directors on December 14, 2011 shall be conditional upon the achievement of a performance to be measured by the results of the Group over three consecutive years in terms of Total Shareholder Return (TSR), Operating Income From Recurring Activities (OIFRA) and Return on Capital Employed (ROCE), considering that:

•
The TSR metric is calculated as the rate of return of a share over a year, taking into account the payment of a dividend during the period. The dividend is assumed to be reinvested at the dividend record date closing share price (definition used by Bloomberg);

•	The OIFRA metric is the operating income from recurring activities, as reported in Technip's Annual Report;

•	The ROCE metric (Return on Capital Employed)
ROCE = Net Operating Income/ employed capital
where Employed Capital = Non current assets (excluding Available-for-Sale Financial Assets) + Working Capital needs + Other non-current liabilities.

The performance obtained shall be measured, as a percentage for the TSR metric, from the comparison of the yearly average of Technip’s TSR performance with the corresponding average performance of a sample of competitors (1), for the OIFRA and the ROCE metrics, from targets decided by the Board of Directors and determined in absolute value (2).

The stated performances will determine the Reference Performance as the arithmetical average of the percentages of the three abovementioned performances.

An independent expert appointed by the Board of Directors, upon consultation of the Nominations and Remunerations Committee, will carry out the abovementioned Reference Performance calculation, according to the provisions of the Plan.
The “At Risk Portion of the Plan” is made of the Options which might be lost by the Beneficiaries according to the level of performance achieved and corresponding to (i) 100% of the Options allocated to the Excom Members (the “Comex At Risk Portion”) and, (ii) 50% of the Options allocated to the other Beneficiaries (the “Other Beneficiaries At Risk Portion”).

The Reference Performance shall determine the definitive proportion of options to be exercised based on the following scale:

–	if the Reference Performance is below 25%, the At Risk Portion of the Plan will be lost;

–
if the Reference Performance is at least equal to 25%, the percentage of the options that will be exercisable in the At Risk Portion of the Plan will be defined on a straight line basis against the Reference Performance:

◦	from 0 to 100% for the Comex At Risk Portion,

◦	from 0 to 50% for the Other Beneficiaries At Risk Portion.
The Options which cannot be exercised due to the lack of performance will be definitively lost.

(1)
The list of competitors to be retained for the comparison of the TSR competitors is the following: Subsea7, Amec, Petrofac, Tecnicas Reunidas, Saipem, KBR, Chiyoda, SBM Offshore, Aker Solutions, JGC, Oceaneering and McDermott. The Board of Directors, upon consultation of the Nominations and Remunerations Committee, may make any necessary adjustments in order to preserve the representativeness of the sample and, in particular, decide to replace any of the companies in the sample which may disappear or the financial statements of which would cease to be available or relevant.

It is to be noted that, as far as the calculation performance is concerned, the TSR performance will be defined as follow:

–	The TSR of the two competitors with the lowest and the highest TSR will be eliminated

–	The TSR performance will be:

◦	100% if Technip’s TSR performance is above of or equal to that of the two remaining best competitors

◦	80% if Technip’s TSR performance is above of or equal to that of the 3rd and 4th remaining best competitors

◦	60% if Technip’s TSR performance is above of or equal to that of the 5th and 6th remaining best competitors

◦	40% if Technip’s TSR performance is above of or equal to that of the 7th and 8th remaining best competitors

◦	20% if Technip’s TSR performance is above of or equal to that of the 9th and 10th remaining best competitors

◦	0% if Technip’s TSR performance is below that of the 10th remaining best competitor.

(2)
The target values for the OIFRA and ROCE metrics are confidential data likely to have an influence of the share price which prohibits any ex ante disclosure even to the Beneficiaries. Conversely the calculation of the Reference Performance ex post, shall be fully disclosed based on actual reported figures.